ATTACHMENT TO ITEM 77O:
   TRANSACTIONS EFFECTED PURSUANT TO RULE 10F3

Schedule A

ACQUISITION PURSUANT TO RULE 10F-3 PROCEDURES

A. Comparison of Securities Purchased with Other Comparable
Securities


1.  Issuer:  Worldgate Communications     (1,700 Shares)

2. Security:  Worldgate Communications - Common Stock

3. Rating:  N/A

4. First Offering:  Yes

5. Maturity: N/A

6. Offering Price:  $21.00  Per Share

7. Coupon Rate  N/A

8. Current Yield:  N/A

9. Yield to Maturity:  N/A

10. Total Offering:  5,000,000 Shares

11. Underwriting Spread:  $1.47

12. Subordination Features:  N/A

13. Sector of Industry:  Internet (television based)

14. Years of continuous Operations:  3+

15. Rating*:  N/A


B. Other Information- This Purchase

1. Date of Purchase:  4/15/99

2. Settlement Date:  4/20/99

3. Amount of Purchase:  1,700 sh. * $21.00 = $35,700

4. Par Value:  N/A

5. % of Offering Purchased By:

a. Fund:  0.034%
b. Associated Funds: None

6. Sum of 5a and 5b:  0.034%

7. % of Fund Assets:  0.23%

8. Underwriter(s) from Whom Purchased: Gerard Klauer
Mattison & co.  & Janney Montgomery Scott

9. Members of underwriting Syndicate:  Various

10. Investment Manager or Co-Manger:  Gkmc(lead) Jeff &
Jany (co)

11. Firm Commitment Underwriting: FBR - 25,000 Shares

12. Registered with Sec?  Yes


There were no other more comparable issues since the date shown in 3. Above under comparable securities.



Chuck Akre			4/15/99
Signature			   Date